UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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☐ Preliminary Proxy Statement

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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
TRANSCAT, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS SEPTEMBER 14, 2010
PROXY STATEMENT
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 14, 2010
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS
2010 Summary Compensation Table
2010 Grants of Plan-Based Awards
Outstanding Equity Awards at March 27, 2010
2010 Option Exercises and Stock Vested
2010 Director Summary Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
OTHER MATTERS

TRANSCAT, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
SEPTEMBER 14, 2010

The annual meeting of shareholders of Transcat, Inc. will be held at our corporate headquarters, which are located at 35 Vantage Point Drive, Rochester, New York 14624, on Tuesday, September 14, 2010, at 12:00 noon, local time, for the following purposes, which are more fully described in the accompanying proxy statement:

•	to elect three directors;

•	to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 26, 2011; and

•	to transact such other business as may properly come before the annual meeting or at any adjournment or postponement thereof.

The board of directors has fixed the close of business on July 19, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Charles P. Hadeed
President, Chief Executive Officer
and Chief Operating Officer

Rochester, New York
July 23, 2010

Your Vote is Important. If you own your shares through a broker, we encourage you to follow the instructions provided by your broker regarding how to vote. A recent change in the rules that govern how brokers vote your shares prevents your broker from voting your shares for director nominees unless you provide your broker with your voting instructions.

TRANSCAT, INC.

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the board of directors of Transcat, Inc., an Ohio corporation, for use at the annual meeting of shareholders to be held on Tuesday, September 14, 2010, at 12:00 noon, local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders.

Location of Annual Meeting

The annual meeting will be held at our corporate headquarters, which are located at 35 Vantage Point Drive, Rochester, New York 14624.

Principal Executive Offices

Our principal executive offices are located at 35 Vantage Point Drive, Rochester, New York 14624, and our telephone number is (585) 352-7777.

Mailing Date

These proxy solicitation materials are first being mailed by us on or about July 23, 2010 to all shareholders entitled to vote at the annual meeting.

Record Date and Outstanding Shares

Shareholders of record at the close of business on July 19, 2010, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. We have one class of shares outstanding, designated common stock, $0.50 par value per share. As of the record date, 7,292,169 shares of our common stock were issued and outstanding.

Solicitation of Proxies

We are making this solicitation of proxies in order to provide all shareholders of record on July 19, 2010 with the opportunity to vote on all matters that properly come before the annual meeting. We will bear all costs related to this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited on our behalf, in person or by telephone or other telecommunication, by our directors, officers and employees, none of whom will receive additional compensation for doing so. In addition, we have retained Regan & Associates, Inc., a professional solicitation firm, which will assist us in delivering these proxy materials and soliciting proxies for a fee of approximately $6,000.

Revocability of Proxies

You may change your vote by revoking your proxy at any time before it is voted at the annual meeting in one of three ways:

•	submit a signed proxy card with a later date;

•	notify our corporate secretary in writing before the annual meeting that you are revoking your proxy; or

•	attend the annual meeting and vote in person.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a letter from such broker, bank or other nominee confirming both (1) your beneficial ownership of such shares on July 19, 2010, the record date for the meeting; and (2) that such broker, bank or other nominee is not voting the shares at the meeting.

Voting; Cumulative Voting

Generally, each shareholder is entitled to one vote for each share held as of the record date. With respect to the election of directors, shareholders can cumulate their votes in certain circumstances. Cumulative voting is a system of voting whereby each shareholder receives a number of votes equal to the number of shares that the shareholder holds as of the record date multiplied by the number of directors to be elected. Thus, for example, if you held 100 shares as of the record date, you would be entitled to cast 300 votes (100, the number of shares held, multiplied by three, the number of directors to be elected) for the election of directors. Cumulative voting can be used only for the election of directors and is not permitted for voting on any other proposal.

To employ cumulative voting at the annual meeting, you must notify our president, a vice president or our corporate secretary that you desire that cumulative voting be used at the annual meeting for the election of directors. Such notice must be in writing, and it must be given at least 48 hours before the time fixed for holding the annual meeting. In addition, a formal announcement must be made at the commencement of the annual meeting by our chairman, our corporate secretary or by you or on your behalf, stating that such notice has been given.

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions on such proxies. If no specific instructions are given, shares represented by such proxies will be voted:

•	FOR the election of the three director nominees; and

•	FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 26, 2011.

Such shares may also be voted by the named proxies for such other business as may properly come before the annual meeting or at any adjournment or postponement thereof.

Quorum

A quorum is required for shareholders to conduct business at the annual meeting. Our code of regulations provides that a quorum will exist at the annual meeting if the holders of a majority of the issued and outstanding shares of our common stock are present, in person or by proxy, at the annual meeting.

Vote Required

The table below shows the vote required to approve each of the proposals described in this proxy statement, assuming the presence of a quorum, in person or by proxy, at the annual meeting.

Proposal Number	Proposal Description	Vote Required

One	Election of three directors	Plurality of the votes duly cast at the annual meeting
Two	Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 26, 2011	Majority of the votes duly cast at the annual meeting*

*	The selection of BDO USA, LLP is being presented to our shareholders for ratification. The audit committee will consider the outcome of this vote when selecting our independent registered public accounting firm for subsequent fiscal years.

Recommendations of our Board of Directors

Our board of directors recommends that shareholders vote their shares FOR the three director nominees and FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 26, 2011.

Effect of Abstentions

Shares that abstain from voting on a proposal to be acted upon at the annual meeting are considered to be present for the purpose of determining whether a quorum exists and thus count towards satisfying the quorum requirement.

Abstentions will have no effect on the election of directors, provided each nominee receives at least one vote, and will have no effect on the proposal to ratify the selection of our independent registered public accounting firm because, as noted above, to be approved that proposal must receive a majority of the votes cast at the annual meeting on the proposal and shares that abstain from voting on the proposal are not be deemed to be cast on the proposal.

Effect of Not Casting Your Vote and Broker Non-Votes

If you own your shares through a bank or broker, it is important that you cast your vote if you want it to count in the election of directors. Under the rules governing brokers who have record ownership of shares that they hold in “street name” for their clients (who are the beneficial owners of such shares), brokers have the discretion to vote such shares on routine matters, such as the ratification of the selection of independent registered public accounting firms, but not on non-routine matters. Non-routine matters now include director elections, even if such elections are uncontested. In the past, if you held your shares through a bank or broker and you did not provide specific instructions as to how you wanted your shares voted in the election of directors, your bank or broker was permitted to vote those shares on your behalf as they deemed appropriate. However, beginning with our 2010 annual meeting, your bank or broker will not have the authority to exercise discretion in the election of directors. A recent change in the rules that govern how brokers vote your shares prevents your bank or broker from voting your shares for director nominees unless you provide them with your voting instructions. Thus, if you hold your shares in street name and do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.

If you own your shares through a bank or broker, we encourage you to follow the instructions provided by your bank or broker regarding how to vote.

A broker non-vote occurs when shares held by a broker for a beneficial owner are not voted on a non-routine matter because the broker has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares in the absence of such instructions. Shares subject to broker non-votes are considered to be present for the purpose of determining whether a quorum exists and thus count towards satisfying the quorum requirement; however, broker non-votes will have no effect on the election of directors because they are excluded from the total number of votes cast. Because the proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 26, 2011 is considered a routine matter, there will be no broker non-votes on this proposal.

Annual Report to Shareholders and Annual Report on Form 10-K

We have enclosed our 2010 annual report to shareholders with this proxy statement. Our annual report on Form 10-K for the fiscal year ended March 27, 2010, as filed with the Securities and Exchange Commission, is included in the 2010 annual report. The 2010 annual report includes our audited consolidated financial statements, along with other information about us, which we encourage you to read.

You can obtain, free of charge, an additional copy of our Form 10-K by:

•	accessing our website, transcat.com, and going to “SEC Filings” under “Investor Relations;”

•	writing to us at: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary; or

•	telephoning us at 585-352-7777.

You can also obtain a copy of our annual report on Form 10-K and all other reports and information that we file with, or furnish to, the Securities and Exchange Commission from the Securities and Exchange Commission’s EDGAR database at sec.gov.

The information contained on our website is not a part of this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 14, 2010

As required by rules adopted by the Securities and Exchange Commission, we are making this proxy statement and our 2010 annual report to shareholders available to you on the Internet.

The proxy statement and annual report to security holders are available at www.envisionreports.com/TRNS.

For directions on how to attend the annual meeting and vote in person, see the “Revocability of Proxies” and “Voting; Cumulative Voting” sections on pages 1 and 2.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees Proposed for Election as Directors for a Term Expiring in 2013

Our code of regulations provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, only a portion of our board of directors is elected each year.

The number of directors is currently fixed at nine. At this year’s annual meeting, shareholders are being asked to elect three directors to hold office for a term expiring in 2013 or until each of their successors is duly elected and qualified. Based on the recommendation of the corporate governance and nominating committee, we have nominated Charles P. Hadeed, Nancy D. Hessler and Paul D. Moore for election as directors. All three nominees currently serve on our board, and we recommend their election at the annual meeting. Directors will be elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors.

Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions on your proxy card, proxies will be voted FOR the election of Mr. Hadeed, Ms. Hessler and Mr. Moore. The votes represented by such proxies may be cumulated if proper notice is given (see “Voting; Cumulative Voting” on page 2).

We do not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, determine. However, proxies in the enclosed form cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Beginning with our 2010 annual meeting, Securities and Exchange Commission’s rules require us to discuss briefly the particular experience, qualifications, attributes or skills that led our board of directors to conclude that each director or nominee for director should serve on our board of directors. We have provided this discussion in a separate paragraph immediately below the biographical information provided by each director.

Director
Name and Background	Since

Charles P. Hadeed, age 60, is our president, chief executive officer and chief operating officer. Mr. Hadeed joined us in April 2002 as our vice president of finance and chief financial officer. He was named chief operating officer in October 2004 and president in May 2006. In April 2007, he was named chief executive officer, succeeding Carl E. Sassano, who was named executive chairman of the board. Prior to joining us, Mr. Hadeed most recently served as vice president-healthcare ventures group with Henry Schein Inc. Prior to that, he served as group vice president-operations at Del Laboratories Inc., and in various executive positions, including vice president-global lens care operations, president-oral care division, vice president-operations-personal products division and vice president/controller-personal products division during his 20-year career at Bausch & Lomb Incorporated. Mr. Hadeed also serves on the board of directors of Rochester Rehabilitation Center, Inc., Rehabilitation Enterprises, Inc. and DePaul Community Services.
2007

As our president, chief executive officer and chief operating officer, and former vice president of finance and chief financial officer, Mr. Hadeed provides our board with invaluable institutional knowledge of the operations of our company, its markets and its customers. Mr. Hadeed joined us in April 2002 during a difficult financial period. His financial and management skills contributed to the growth and financial turnaround the company has experienced during his tenure with us. Mr. Hadeed has instituted controls, processes and systems designed to promote further growth and integration while maintaining a strong and vibrant employee culture.

Director
Name and Background	Since

Nancy D. Hessler, age 64, joined Integrated People Solutions, Boulder, Colorado (strategic human resources consultant) as a vice president in March 2003. Prior to that, she was director of human resources of the wireless internet solutions group of Nortel Networks Corp., Rochester, New York (telecommunications systems) from October 1998 until June 2002. From May 1996 until September 1998, she was group manager of human resources for Rochester Gas and Electric Corporation, Rochester, New York (public utility). From 1991 until May 1996, Ms. Hessler served as human resource manager of the advanced imaging business unit and as manager of sourcing for the general services division of Xerox Corporation. Ms. Hessler also serves on the board of directors of Geva Theatre Center.
1997

Ms. Hessler’s significant human resources and executive compensation management experience provides the board with broad perspective as it confronts issues associated with executive compensation, benefit plans, and enhanced employee performance. In addition, Ms. Hessler’s experience in the field of leadership effectiveness consulting provides her with the opportunity to work with a variety of executives in the areas of human resources, acquisitions, succession planning, governance and strategic planning, all of which brings a balanced perspective to our board’s decision-making process.

Paul D. Moore, age 59, is a senior vice president of M&T Bank Corporation. He currently serves as senior credit officer overseeing all corporate lending activity in the Rochester, Buffalo and Binghamton, New York markets. Additionally, Mr. Moore has credit responsibility for M&T’s automotive dealership customers throughout its Middle Atlantic markets. During his 31-year career at M&T Bank, he has been the commercial banking manager for the Rochester, New York market and has held various commercial loan positions in Buffalo, New York. Mr. Moore also serves on the board of directors of Rehabilitation Enterprises, Inc.
2001

Mr. Moore’s more than 30-year corporate banking career qualifies him to represent the interests of shareholders as a member of our board. Over the course of his career, he has extended loans to thousands of companies and has been required to assess management, products, markets and financial performance of these businesses. This process has provided Mr. Moore with a broad perspective of what makes a business successful, which is invaluable to our board, in particular, as it relates to strategic planning and growth.

Directors Whose Terms Do Not Expire at the 2010 Annual Meeting

The following table provides certain information with respect to each of our directors whose term in office does not expire at the annual meeting.

	Director	Term
Name and Background	Since	Expires

Francis R. Bradley, age 64, retired in 2000 from E.I. DuPont de Nemours & Co., Inc. (global science and technology) following a 32-year career. Mr. Bradley was the founding global business manager of the DuPont Instrumentation Center after having held a variety of business and technical management positions. He managed the DuPont Engineering Test Center and was responsible for corporate materials engineering consulting for several years. After his retirement from DuPont, Mr. Bradley served as an executive associate with Sullivan Engineering Company (engineering and construction) and consulted independently on business and technology matters. Since 2000, Mr. Bradley has also been the principal of FRBConsulting, a privately-owned travel and business consulting firm in association with TravelBridge, Inc., Scottsdale, Arizona. Mr. Bradley also serves on the board of directors of two not-for-profit organizations.
	2000	2012

Mr. Bradley brings extensive instrumentation calibration and repair business experience and technological expertise to our board of directors by virtue of his career with DuPont and Sullivan Engineering Company. Mr. Bradley’s insights are key to the scalability of our calibration services business segment and in developing synergies between our product and calibration services businesses.

	Director	Term
Name and Background	Since	Expires

Richard J. Harrison, age 65, is executive vice president-retail loan administration at Five Star Bank (the successor to the National Bank of Geneva and a wholly-owned subsidiary of Financial Institutions, Inc.), a position he has held since July 2003. From January 2001 through January 2003, he served as executive vice president and chief credit officer of the Savings Bank of the Finger Lakes, as well as a director from 1997 through 2000. Prior to that, he served as an independent financial consultant from January 1999 through January 2000 and held senior executive management positions with United Auto Finance, Inc., American Credit Services, Inc. (a subsidiary of Rochester Community Savings Bank), and Security Trust Company/Security New York State Corporation (now Fleet/Bank of America). Mr. Harrison also serves on the board of directors or as manager of several privately-held for profit and not-for-profit entities.
	2004	2011

Mr. Harrison’s experience in analyzing complex financial transactions as well as his skills in credit, financial statement analysis and risk management qualify him as our audit committee financial expert. Mr. Harrison’s work with small to medium-size businesses throughout his career in banking and finance has provided him with an understanding of business to business marketing and provides our board with an understanding of the financial and business environment in which our company operates. His prior service on a publicly-traded company board also provides our board with valuable insight.

Dr. Harvey J. Palmer, age 64, is a professor at and dean of the Kate Gleason College of Engineering at Rochester Institute of Technology, Rochester, New York. Prior to that appointment, he was a professor of chemical engineering at the University of Rochester from 1971 through June 2000, where he also held positions of department chair and associate dean of graduate studies.	1987	2011

Dr. Palmer’s academic and professional credentials, as well as his leadership position within a prestigious engineering academic institution, brings cutting edge and evolving best practices in engineering to our board. In addition, Dr. Palmer has served on our board of directors for more than 23 years, which affords him a unique historical knowledge and understanding of our company.

Alan H. Resnick, age 66, is president of Janal Capital Management LLC (investment management), a position he has held since August 2004 after a 31-year career at Bausch & Lomb Incorporated. Mr. Resnick served as vice president and treasurer and a member of Bausch & Lomb’s corporate strategy board until his retirement in October 2004. He also served as a member of the advisory board of FM Global, a leading property insurance carrier, until his retirement. Mr. Resnick is treasurer and a member of the board of directors of the Monroe Community College Foundation and serves on the boards and committees of several not-for-profit organizations in the greater Rochester, New York area. He also serves as chairman of the board of ACM Medical Laboratory, a division of Unity Health System, Rochester, New York.
	2004	2012

As the former treasurer of Bausch & Lomb for more than 15 years, Mr. Resnick brings invaluable knowledge of financial instruments and the financial markets to our board as we attempt to increase financial market awareness of our performance and improve our market capitalization. Mr. Resnick’s creative skills set with respect to executive compensation by virtue of his experience in managing and implementing compensation policies in the context of executive compensation uniquely position him to serve as the chairman of our compensation committee.

	Director	Term
Name and Background	Since	Expires

Carl E. Sassano, age 60, is our chairman of the board. From April 2007 to May 2008, he served as our executive chairman of the board. Mr. Sassano became our president and chief executive officer in March 2002 and was named chairman of the board in October 2003. In May 2006, he ceased serving as our president when Charles P. Hadeed assumed that position. Mr. Sassano was president and chief operating officer of Bausch & Lomb Incorporated in 1999 and 2000. He also held positions in Bausch & Lomb as president-global vision care (1996-1999), president-contact lens division (1994-1996), group president (1993-1994) and president-Polymer Technology (1983-1992), a subsidiary of Bausch & Lomb. Mr. Sassano is a trustee of Rochester Institute of Technology and Rochester-based public broadcaster WXXI, as well as a member of the board of directors of IEC Electronics Corp.
	2000	2012

Mr. Sassano joined us in March 2002 at a time when our long-term debt burden and financial performances were causing significant financial hardship to the company. Mr. Sassano’s experience in small-to-medium size divisions within Bausch & Lomb as well as the processes associated with Bausch & Lomb’s overall corporate organization provided Mr. Sassano with the necessary skill set to grow the company out of financial turmoil. Mr. Sassano’s leadership skills and institutional knowledge of Transact coupled with his significant corporate experience provides the board with strong leadership.

John T. Smith, age 63, is our lead director and is chairman and chief executive officer of Brite Computers, Inc. (information technology consulting), which he joined in 1999. Prior to that, from 1997 to 1999, he was the president of JTS Chequeout Solutions, Inc. From 1980 to 1997, Mr. Smith was president of JTS Computer Services, Inc. Mr. Smith serves on the board of directors of the Monroe Community College Foundation and Croop LaFrance Inc.	2002	2011

Mr. Smith brings a unique entrepreneurial creativity to our board. He has founded and developed over ten information technology companies over the past 30 years that range from small, local service companies to national product and service companies to major accounts. In the process, Mr. Smith has gained extensive management, financial, banking and technical expertise. Mr. Smith’s provocative approach to management has aided the board in the integration of recent acquisitions and brings a different yet compelling smaller-business perspective.

PROPOSAL TWO

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP, formerly known as BDO Seidman, LLP, served as our independent registered public accounting firm for the fiscal year ended March 27, 2010 and fiscal year ended March 28, 2009.

The audit committee has selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 26, 2011. This selection is being presented to our shareholders for ratification at the annual meeting. The audit committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm for subsequent fiscal years.

The board of directors recommends a vote in favor of the proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 26, 2011, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR this proposal.

We have been advised by BDO USA, LLP that a representative will be present at the annual meeting and will be available to respond to appropriate questions. We intend to give such representative an opportunity to make a statement if he or she should so desire.

Fees Paid to BDO USA, LLP

The following table shows the fees for professional services provided by BDO USA, LLP during the fiscal year ended March 27, 2010, which we refer to as fiscal year 2010, and the fiscal year ended March 28, 2009, which we refer to as fiscal year 2009.

	Fiscal Year 2010	Fiscal Year 2009

Audit Fees	$247,079	$195,773
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$247,079	$195,773

Audit fees paid to BDO USA, LLP during fiscal year 2010 and fiscal year 2009 were for professional services rendered for the audit of our annual consolidated financial statements and reviews of the financial statements included in our Quarterly Reports on Form 10-Q.

Pre-Approval of Fees by Audit Committee

In accordance with applicable laws, rules and regulations, our audit committee charter requires that the audit committee have the sole authority to review in advance and pre-approve all audit and permitted non-audit fees for services provided to us by our independent registered public accounting firm. The audit committee has pre-approved all fees paid to BDO USA, LLP.

Policy on Pre-Approval of Retention of Independent Registered Public Accounting Firm

The engagement of BDO USA, LLP for non-audit accounting and tax services, if required, is limited to those circumstances where the services are considered integral to the related audit services or where there is another compelling rationale for using the services of BDO USA, LLP.

All audit services for which BDO USA, LLP was engaged were pre-approved by the audit committee. The audit committee may delegate to one or more designated members of the audit committee the authority to grant required pre-approval of audit and permitted non-audit services. The decision of any member to whom authority is delegated is required to be presented to the full audit committee at its next scheduled meeting.

Independence Analysis by Audit Committee

The audit committee has considered whether the provision of the services described above was compatible with maintaining the independence of BDO USA, LLP and determined that the provision of such services was compatible with such firm’s independence. For each of fiscal year 2010 and fiscal year 2009, BDO USA, LLP provided no services other than those services described above.

REPORT OF THE AUDIT COMMITTEE1

The audit committee of the board of directors is currently comprised of four members of the board of directors, each of whom the board of directors has determined is independent under the independence standards of the Nasdaq Stock Market and applicable Securities and Exchange Commission rules. The audit committee assists the board of directors in overseeing the company’s accounting and financial reporting processes and financial statement audits. The specific duties and responsibilities of the audit committee are set forth in the audit committee charter, which is available on our website, transcat.com, under the heading “Investor Relations” and the subheading “Corporate Governance.”

The audit committee has:

•	reviewed and discussed the company’s audited consolidated financial statements for fiscal year 2010 with the company’s management and BDO USA, LLP;

•	discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received and discussed the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and has discussed with BDO USA, LLP its independence.

Based on these reviews and discussions with management and BDO USA, LLP, and the report of BDO USA, LLP, and subject to the limitations on the committee’s role and responsibilities contained in the audit committee charter, the audit committee recommended to the board of directors, and the board of directors approved, that the audited consolidated financial statements for fiscal year 2010 be included in the company’s annual report on Form 10-K for fiscal year 2010 for filing with the Securities and Exchange Commission.

The audit committee selects the company’s independent registered public accounting firm annually and has submitted such selection for fiscal year 2011 for ratification by shareholders at the company’s annual meeting.

Audit Committee:

Richard J. Harrison, Chair
Francis R. Bradley
Paul D. Moore
Harvey J. Palmer

 1 The material in this report is not deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

CORPORATE GOVERNANCE

Board Meetings

The board of directors held five meetings during fiscal year 2010. Each director then in office attended at least 75% of the total of such board meetings and meetings of board committees on which he or she served.

Director Independence

The board of directors has determined that all of our directors, other than Mr. Hadeed and Mr. Sassano, are independent pursuant to the independence standards of the Nasdaq Stock Market.

Executive Sessions; Lead Director

During fiscal year 2010, our independent directors met in regularly scheduled executive sessions, without management present, as required by the listing standards of the Nasdaq Stock Market. The meetings of our independent directors are coordinated by Mr. Smith, who serves as the lead director of our independent directors.

Board Leadership Structure

The board of directors separates the roles of chief executive officer and chairman of the board, based on the board’s current belief that corporate governance of the company and appropriate, independent oversight of management is most effective when these positions are not held by the same person. The board recognizes the differences between the two roles and believes that separating them allows each person to focus on their individual responsibilities. Under this leadership structure, our chief executive officer can focus his attention on day-to-day company operations and performance, establishing and implementing long-term strategic plans, and our chairman of the board can focus his attention on board responsibilities.

Presently, the board believes it is appropriate to keep the roles of chief executive officer and chairman of the board separate. However, the board may change the leadership structure if it believes that a change would better serve the company and its shareholders.

The board also has a lead director who serves as the chairman of the executive sessions of the independent directors and will do so until the board determines that Mr. Sassano is independent pursuant to the independence standards of the Nasdaq Stock Market.

Board Committees

The board of directors has established, among other committees, an audit committee, a corporate governance and nominating committee and a compensation committee. Each committee acts pursuant to a written charter adopted by our board of directors. The current charter for each board committee is available on our website, transcat.com, under the heading “Investor Relations” and the subheading “Corporate Governance.”

Audit Committee

The current members of the audit committee are Mr. Harrison (chair), Mr. Bradley, Mr. Moore and Dr. Palmer. The board has determined that each of Mr. Harrison, Mr. Bradley, Mr. Moore and Dr. Palmer is independent pursuant to the independence standards of the Nasdaq Stock Market and applicable Securities and Exchange Commission rules. The board of directors has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. The board of directors has designated Mr. Harrison as an “audit committee financial expert” in accordance with applicable Securities and Exchange Commission rules. The board determined that Mr. Harrison qualifies as an “audit committee financial expert” by virtue of his more than 32-year career in banking and finance. The board of directors has determined that Mr. Moore would also qualify as an “audit committee financial expert” by virtue of his 31-year career in banking and corporate lending.

The audit committee serves as an independent and objective party to monitor our financial reporting process and internal control system; retains, pre-approves audit and permitted non-audit services to be performed by, and directly consults with, our independent registered public accounting firm; reviews and appraises the services of our independent registered public accounting firm; and provides an open avenue of communication among our independent registered public accounting firm, financial and senior management and our board of directors. Our audit committee charter more specifically sets forth the duties and responsibilities of the audit committee.

The audit committee is also responsible for preparing the committee’s report that Securities and Exchange Commission rules require be included in our annual proxy statement, and performing such other tasks that are consistent with its charter.

The audit committee held four meetings during fiscal year 2010. The audit committee’s report relating to fiscal year 2010 appears on page 10.

Corporate Governance and Nominating Committee

The current members of the corporate governance and nominating committee are Mr. Smith (chair) and Mr. Resnick. The board has determined that each of Mr. Smith and Mr. Resnick is independent pursuant to the independence standards of the Nasdaq Stock Market.

The corporate governance and nominating committee is charged with identifying candidates, consistent with criteria approved by the committee, qualified to become directors and recommending that the board of directors nominate such qualified candidates for election as directors. The committee is also responsible for reviewing our code of regulations, shaping corporate governance, overseeing the evaluation of the board of directors, board committees and management, and performing such tasks that are consistent with the corporate governance and nominating committee charter.

The process followed by the corporate governance and nominating committee to identify and evaluate candidates includes requests to board members, the chief executive officer and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications, and interviews of selected candidates.

The corporate governance and nominating committee also considers and establishes procedures regarding shareholder recommendations for nomination to the board. Such recommendations for nomination, together with relevant biographical information, should be sent to the following address: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary. The qualifications of recommended candidates will be reviewed by the corporate governance and nominating committee.

In evaluating the suitability of candidates (other than our executive officers) to serve on the board of directors, including shareholder nominees, the corporate governance and nominating committee seeks candidates who are independent pursuant to the independence standards of the Nasdaq Stock Market and meet certain selection criteria established by the corporate governance and nominating committee from time to time. The corporate governance and nominating committee also considers an individual’s skills; character and professional ethics; judgment; leadership experience; business experience and acumen; familiarity with relevant industry issues; national and international experience; and other relevant criteria that may contribute to our success. This evaluation is performed in light of the skill set and other characteristics that complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole. Although the corporate governance and nominating committee does not have a specific written diversity policy, the committee values diversity and considers diversity when seeking and evaluating candidates for the board. The committee believes that diversity is not limited to gender and ethnicity, but also includes perspective gained from educational and cultural backgrounds and life experiences.

The corporate governance and nominating committee held one meeting during fiscal year 2010.

Compensation Committee

The current members of the compensation committee are Mr. Resnick (chair), Ms. Hessler, Dr. Palmer and Mr. Smith. The board has determined that each of Mr. Resnick, Ms. Hessler, Dr. Palmer and Mr. Smith is independent pursuant to the independence standards of the Nasdaq Stock Market.

The compensation committee is responsible for establishing and implementing compensation programs for our executive officers and directors that further the intent and purpose of our fundamental compensation philosophy and objectives. In addition, the compensation committee is responsible for reviewing and discussing with management the Compensation Discussion and Analysis that we include in our annual proxy statement, preparing the committee’s report that we include in our annual proxy statement, and performing such other tasks that are consistent with the compensation committee charter.

The compensation committee held two meetings during fiscal year 2010. The compensation committee’s report relating to fiscal year 2010 appears on page 25.

For more information on executive and director compensation, and the role of the compensation committee, see “Compensation Discussion and Analysis” beginning on page 16.

The Board’s Role in Risk Oversight

The board of directors is responsible for overseeing risks that could affect our company and management’s processes for managing risk. This oversight is conducted primarily through the board’s committees. Our audit committee focuses on financial risks, including those that could arise from our accounting and financial reporting processes and financial statement audits. Our corporate governance and nominating committee focuses on the management of risks associated with board membership and structure, as well as corporate governance. Our compensation committee focuses on the management of risks arising from our compensation policies and programs.

While our board committees are focused on these specific areas of risk, the full board retains responsibility for general oversight of risk. This responsibility is satisfied through reports from each committee chairman regarding the risk considerations within each committee’s area of expertise, as well as through reports from members of our senior management team responsible for oversight of material risk to the company.

As part of its risk oversight responsibilities, our board of directors and its committees review the processes that senior management uses to manage our risk exposure. In doing so, the board and its committees review our overall risk function and senior management’s establishment of appropriate systems and processes for managing areas of material risk to our company, including, but not limited to, operational, financial, legal, regulatory and strategic risks.

Shareholder Communications

Shareholders may send correspondence by mail to the full board of directors or to individual directors. Shareholders should address such correspondence to the board of directors or the relevant board members in care of: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary.

All shareholder correspondence will be compiled by our corporate secretary and forwarded as appropriate. In general, correspondence relating to corporate governance issues, long-term corporate strategy or similar substantive matters will be forwarded to the board of directors, the individual director, one of the aforementioned committees of the board, or a committee member for review. Correspondence relating to the ordinary course of business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications are usually more appropriately addressed by our officers or their designees and will be forwarded to such persons accordingly.

Director Attendance at Annual Meetings

Our policy is that all directors, absent special circumstances, should attend our annual shareholder meetings. All of our directors attended the annual meeting of shareholders that was held on September 15, 2009.

Code of Ethics

We have a code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. You can find our code of business conduct and ethics on our website, transcat.com, under the heading “Investor Relations” and the subheading “Corporate Governance.” We will provide a printed copy of our code of business conduct and ethics, without charge, to any shareholder who requests it by contacting our corporate secretary at 35 Vantage Point Drive, Rochester, New York 14624.

We intend to post any amendments to or waivers from our code of business conduct and ethics on our website.

EXECUTIVE OFFICERS

We are currently served by eight executive officers:

Charles P. Hadeed, age 60, is our president, chief executive officer and chief operating officer. For more information about Mr. Hadeed, see “Nominees Proposed for Election as Directors for a Term Expiring in 2013” on page 5.

John J. Zimmer, age 52, is our vice president of finance and chief financial officer. Mr. Zimmer served as executive vice president and chief financial officer of E-chx, Inc., a payroll outsourcing company, prior to joining us in June 2006. Prior to joining E-chx, Inc. in October 2003, he was a principal with the public accounting firm of DeJoy, Knauf & Blood, LLP. Prior to that, Mr. Zimmer served for four years as vice president-finance and treasurer of Choice One Communications Inc. Prior to joining Choice One, Mr. Zimmer was employed for seven years by ACC Corp., during which time he served as controller, then vice president-finance and later vice president and treasurer.

Michael P. Craig, age 56, is our vice president of human resources. Prior to joining us in December 2009, Mr. Craig was senior director global human resources at Genencor International, Inc., a biotechnology company and division of Danisco A/S, from 1998 through 2009. Prior to that, he served in a variety of human resources management positions during his more than 16-year career at Bausch & Lomb Incorporated, including the position of vice president human resources-western hemisphere.

Lori L. Drescher, age 50, is our vice president of business process improvement and training, a position she has held since January 2008. From October 2006 through December 2007, she served as our senior director of inside sales and customer service. Prior to joining us in October 2006 and from 2000, Ms. Drescher was president of Great-Co Learning Center, a management consulting firm that she established.

David D. Goodhead, age 63, is our vice president of wind energy sales. Mr. Goodhead joined us when we acquired Westcon, Inc., a test and measurement instruments distributor and calibration services provider based in Portland, Oregon, in August 2008. Prior to this and from April 1974, Mr. Goodhead served as president of Westcon.

John P. Hennessy, age 62, is our vice president of sales and marketing and has served us in this position since January 2010. Prior to joining us in January 2008 as our vice president of sales, and from June 1997, Mr. Hennessy served as vice president of marketing and sales at Sunstar Americas, Inc., an oral health care products company. Prior to that, Mr. Hennessy served for more than 15 years in executive-level sales and marketing positions, including general manager, vice president and director-level positions, at Bausch & Lomb Incorporated and Johnson & Johnson.

Rainer Stellrecht, age 60, is our vice president of laboratory operations and has served in this position since July 2007. Mr. Stellrecht, who joined us in 1977, has served in a number of positions with us during that time including senior director of laboratory operations and technical director.

Jay F. Woychick, age 53, is our vice president of wind energy commercial operations and vendor relations and has served us in this position since January 2010. Mr. Woychick, who joined us in September 2000, has served us in sales and marketing positions, most recently as our vice president of marketing. Prior to joining us, Mr. Woychick was employed for 13 years by Polymer Technology, a subsidiary of Bausch & Lomb Incorporated, most recently serving as director of marketing and sales for the RGP Group.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Named Executive Officers

This proxy statement contains information about the compensation paid to our named executive officers during fiscal year 2010. For fiscal year 2010, in accordance with the rules and regulations of the Securities and Exchange Commission, we determined that the following officers were our named executive officers for purposes of this proxy statement:

•	Charles P. Hadeed, our president, chief executive officer and chief operating officer;

•	John J. Zimmer, our vice president of finance and chief financial officer;

•	John P. Hennessy; our vice president of sales and marketing;

•	Jay F. Woychick, our vice president of wind energy commercial operations and vendor relations; and

•	Rainer Stellrecht, our vice president of laboratory operations.

Compensation Discussion and Analysis

The following discussion analyzes our compensation policies and decisions for our named executive officers. The focus of the discussion is on fiscal year 2010. However, when relevant, the discussion covers actions regarding compensation for our named executive officers that were taken after the conclusion of fiscal year 2010.

Executive Summary

As with most companies operating in our industry and in the United States generally, the global economic downturn continued to affect us throughout fiscal year 2010. Despite these difficult economic conditions, we achieved strong financial results for fiscal year 2010 and were able to take advantage of a strategic opportunity to grow our business. Specifically:

•	On January 27, 2010, we acquired United Scale & Engineering Corporation, a Wisconsin-based supplier and servicer of industrial scales and weighing systems. This strategic acquisition expands our footprint in the Midwest, provides additional cash generation and broadens our calibration capabilities and our product offerings.

•	We achieved net revenue of $81.1 million for fiscal year 2010, a 7.5% increase from fiscal year 2009.

•	We increased the revenue from our service segment in fiscal year 2010 by 16.6% to $27.9 million, while at the same time improving the gross margin of our service segment to 24.5% in fiscal year 2010.

•	Our operating expenses as a percentage of total net revenue declined slightly from 21.3% of total net revenue in fiscal year 2009 to 20.9% of total net revenue in fiscal year 2010.

During, or immediately following, fiscal year 2010, we took the following actions regarding the compensation of our named executive officers.

•	On April 5, 2010, in recognition of Mr. Hadeed’s leadership and his decision to voluntarily forgo any increase to his base salary in fiscal year 2010, the compensation committee approved an immediate $25,000 increase to his base salary. Our other named executive officers also received performance-based merit increases generally consistent with those received in prior years, and also generally consistent on a percentage basis with increases given to other non-officer employees, effective on their anniversary date.

•	On April 5, 2010, the compensation committee granted performance-based restricted stock awards to each of our named executive officers that will vest, if at all, based on our achievement of specific fully-diluted earnings per share objectives over the three-year period ending in fiscal year 2013. In recognition of Mr. Hadeed’s leadership during these difficult economic times, the compensation committee granted him an additional restricted stock award of 3,109 shares that vested immediately.

•	Also on April 5, 2010, the compensation committee approved performance-based cash incentive compensation to each of our named executive officers in recognition of the achievement of individual and corporate strategic and financial goals based on the plan for fiscal year 2010 established by the compensation committee.

•	Due to the difficult economic environment, we temporarily suspended matching contributions under our 401(k) Plan for all employees during fiscal year 2010. Effective March 28, 2010, we reinstituted our matching contributions for all of our employees, including our named executive officers.

Compensation Philosophy and Objectives

Our compensation program is designed to attract, motivate and retain a highly-qualified and effective senior management team. We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic company goals, which align the interests of each of our named executive officers with those of our shareholders. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations.

The objectives of our compensation program for our executive officers, including our named executive officers, are to motivate them to achieve our business objectives, to reward them for achievement, to foster teamwork, to support our core values and to contribute to our long-term success. Our compensation policies for our named executive officers are designed to link pay to both performance, taking into account the level of difficulty associated with each executive officer’s responsibilities, and shareholder returns over the long term. We also seek to ensure that the compensation provided to our named executive officers remains competitive with the compensation paid to similarly-situated executives in comparable positions at publicly-traded companies of comparable size.

The key components of our compensation program have historically been base salary, performance-based cash incentive awards (the amount of which is dependent on both company and individual performance), stock options and restricted stock awards. We seek to ensure that total executive compensation corresponds to both corporate performance and the creation of shareholder value by placing our principal emphasis on variable, performance-based incentives through a combination of annual non-equity incentive awards (i.e., cash incentive awards) and long-term performance-based equity awards.

Role of the Compensation Committee

The compensation committee of our board of directors is responsible for establishing, implementing and monitoring adherence to our compensation philosophy and objectives. The compensation committee ensures that the total compensation paid to our named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to our other executive officers.

Setting Executive Compensation, including the Role of Outside Consultants

Our compensation package for our named executive officers is designed to motivate them to achieve our business goals and to reward them for the achievement of such goals. Annually, the compensation committee reviews the total compensation payable to our named executive officers. The compensation committee reviews various reports and survey information as input to assess the cash compensation elements of annual base salary and annual non-equity incentive awards as well as long-term equity compensation. The compensation committee’s review considers a number of factors, including:

•	each named executive officer’s role, responsibilities and performance during the year;

•	the compensation paid to officers in comparable positions at publicly-traded companies of comparable size;

•	overall corporate performance as measured against our annual corporate goals;

•	the overall demands associated with the responsibilities of each named executive officer; and

•	the contribution made by each named executive officer as a member of our senior management team.

The compensation committee assesses the market competitiveness of the compensation paid to our named executive officers by using a number of sources.

As outlined in the compensation committee charter, the committee has the authority to retain consultants and advisors, at our expense, to assist in the discharge of the committee’s duties. The compensation committee has engaged the services of First Niagara Benefits Consulting, a Rochester-based compensation consulting firm, to conduct bi-annual reviews of our total compensation program for our named executive officers. In preparation for these reviews, we define the roles and responsibilities of our named executive officers to ensure appropriate comparisons are made and accurate data is compiled.

During fiscal year 2010, First Niagara Benefits Consulting performed an analysis based on this information and provided the compensation committee with relevant survey and market data and alternatives to consider when making compensation decisions for our named executive officers. First Niagara Benefits Consulting advised us on overall compensation strategy and incentive plan design. They did not provide advice on the compensation of individual named executive officers.

In making compensation decisions, it is difficult to obtain direct comparisons of our competitors as they are typically privately-held companies or divisions of larger publicly-traded corporations. To ensure we are competitive, the compensation committee generally evaluates and compares named executive officer compensation to similarly-situated executives of publicly-traded companies of comparable size.

The compensation committee also compares each element of total compensation against a group of publicly-traded companies of comparable size located in western New York with which the compensation committee believes we may compete for talent. This comparison group is currently comprised of Graham Corporation, IEC Electronics Corp., Performance Technologies, Incorporated and Ultralife Corporation. In addition, First Niagara Benefits Consulting identified a specific group of publicly-traded companies engaged in business operations similar to ours, which included Universal Power Group (UPG), Tessco Technologies (TESS), Infosonics (IFON). The compensation committee uses the compensation data compiled from these companies in an effort to assess the results of our compensation objective to pay our named executive officers on a competitive basis with this group of comparable companies.

A significant percentage of total compensation for our named executive officers is placed at-risk through annual and long-term incentives. There are established guidelines and targets regarding the allocation between cash (short term) and equity (long-term) incentive compensation, which is contingent and variable, based on company results and individual performance. While we do not have a specific formulaic model for our executive compensation mix, in practice for the previous three fiscal years, base salary has been approximately 45% of target annual compensation for our chief executive officer and 50% for our other named executive officers. Of the remaining 55% for our chief executive officer, approximately 45% of that amount was targeted as annual performance-based cash incentive compensation and 55% of that amount was targeted as performance-based restricted stock awards. For our other named executive officers, the remaining 50% is targeted approximately 55% as annual performance-based cash incentive compensation and 45% as performance-based restricted stock awards. The compensation committee also reviews and considers the information provided by First Niagara Benefits Consulting as one of the factors in determining the level and mix of incentive compensation. The compensation committee, taking all relevant factors into account, concluded that our executive compensation structure and its application was appropriate.

Role of Named Executive Officers in Compensation Decisions

The chairman of the board and the compensation committee annually evaluate our chief executive officer’s performance and determine any changes to his overall compensation, including an increase, if appropriate, to his base salary.

On April 6, 2009, the compensation committee conducted the annual performance evaluation and determined the compensation for our chief executive officer for fiscal year 2010. Mr. Hadeed recommended to the committee that he not receive a salary increase based on the financial results of fiscal year 2009, which were significantly impacted by the economic downturn. The committee discussed this and agreed with the recommendation. Mr. Hadeed was not present during the course of the committee’s deliberations regarding his compensation.

Thereafter, the chairman of the board and the chair of the compensation committee delivered the performance evaluation to Mr. Hadeed.

Our chief executive officer annually reviews the performance of each member of the senior management team (other than his own individual performance, which is evaluated by the chairman of the board and the compensation committee). Our chief executive officer provides the compensation committee with a review of performance evaluations and compensation, including base salary increases, as appropriate, for each member of the senior management team.

Compensation Components

For fiscal year 2010, the compensation committee did not make any changes to the principal components of compensation for our named executive officers. The principal components consisted of: (1) base salary; (2) performance-based cash incentive compensation; (3) long-term equity incentive compensation; (4) retirement benefits; and (5) perquisites and other personal benefits. Each of these components is described separately below.

We utilize these components because we believe they provide an appropriate balance between fixed compensation (salary) and at-risk compensation, which creates short-term and long-term performance incentives that serve an important retention and motivational function. By following this approach, we provide our named executive officers with a measure of security that they will receive a minimum expected level of compensation, while simultaneously motivating them to focus on business metrics that should result in a high level of short-term and long-term performance by the company. The mix of metrics used for our performance incentive plan and our 2003 Incentive Plan likewise provides a balance between short-term financial performance and long-term financial and stock performance. As previously noted, targeted performance-based incentive compensation has been approximately 45% short-term and 55% long-term for our chief executive officer, and 55% short-term and 45% long-term for our other named executive officers. The fiscal year 2010 corporate metrics utilized for our performance incentive plan were annual product and annual service segment gross profit and earnings per share, while the sole measure for determining achievement under our long-term equity incentive compensation plan is cumulative earnings per share over a three-year period. We believe that maintaining this compensation mix engenders a pay-for-performance mentality in our executives and is consistent with our stated compensation philosophy of providing compensation commensurate with performance.

Base Salary

We provide our named executive officers and our other executive officers with a base salary to compensate them, in part, for services rendered during the fiscal year. Base salaries for named executive officers are determined for each person based on qualifications, experience, position, scope of responsibilities and market and survey data. Performance-based merit salary adjustments are generally effective on the officer’s anniversary date of hire or promotion. Individual performance during the prior year as well as survey data is considered when determining annual adjustments to the base salary for our named executive officers. The compensation committee uses the survey data as verification that salary opportunities for a given position are comparable with those of similar executives at comparably-sized companies. Variations can occur when circumstances warrant it, such as the experience level of a candidate, the particular circumstances within a market or level of responsibility within the executive’s position. These objectives are intended to recognize the compensation committee’s expectation that, over the long term, we will continue to increase shareholder value.

During its annual review of base salaries, the compensation committee primarily considers:

•	Market compensation data provided by our outside consultant;

•	Comparisons to publicly-traded companies of comparable size, a group of publicly-traded companies of comparable size located in Western New York, and a specific group of publicly-traded companies engaged in business operations similar to ours;

•	Internal reviews of compensation, both individually and relative to other officers; and

•	Individual performance.

We typically consider base salary levels annually as part of our performance review process as well as upon a promotion or other significant change in job responsibility. Annual performance-based merit increases, if any, to the base salaries of named executive officers (other than the chief executive officer) are determined by our chief executive officer and are generally consistent on a percentage basis with increases given to other non-officer employees.

On April 5, 2010, the compensation committee approved an immediate increase to Mr. Hadeed’s base salary in the amount of $25,000. This increase reflects Mr. Hadeed’s leadership during the difficult economic times and the fact that he voluntarily declined any increase to his base salary for the previous fiscal year. In addition, each of our other named executive officers received a performance-based merit increase generally consistent with those received in prior years, effective on their anniversary date.

Performance-Based Incentive Plan

We maintain a performance incentive plan, which is an annual cash incentive program designed to compensate key management members, as well as our named executive officers, based on their contributions to the achievement of specified corporate fiscal year financial objectives as well as achievement of individual performance goals. The performance incentive plan includes various incentive levels based on a participant’s position within the company, accountability and impact on company operations, with target award opportunities that are established as a percentage of base salary earned during the fiscal year. For fiscal year 2010, the target performance-based cash incentive award amount as a percentage of base salary for each of our named executive officers was as follows: 55% for Mr. Hadeed, and 45% for each of Messrs. Zimmer, Hennessy, Woychick and Stellrecht.

Payment of performance-based cash incentive awards is expressly linked to successful achievement of specified pre-established corporate goals, which our board of directors annually approves, and, for all participants except our chief executive officer, individual performance goals, which are determined by our chief executive officer. In addition to the corporate level and individual performance goals, the performance incentive plan also provides guidelines for the calculation of annual incentive-based compensation, subject to compensation committee oversight and modification. On May 4, 2009, the board approved the fiscal year 2010 corporate objectives, and on April 6, 2009, the compensation committee approved the performance incentive plan for fiscal year 2010. At the meeting, our chief executive officer presented the compensation committee with a list of employees eligible to participate in the performance incentive plan for that year.

For fiscal year 2010, Mr. Hadeed’s performance-based cash incentive award was based only on corporate financial results, as measured against specific pre-determined corporate financial objectives. For performance incentive plan awards for fiscal year 2010, the following percentages of Mr. Hadeed’s performance-based cash incentive award were based on our achievement of the following corporate financial objectives: product gross profit — 20%, service gross profit — 30% and earnings per share — 50%. All other performance incentive plan participants, including our other named executive officers, were evaluated 50% on the achievement of corporate financial objectives and 50% on individual performance as measured against approved objectives. The corporate financial objectives were the same as those utilized to measure our chief executive officer’s performance. As described below, the corporate financial objectives are separated into five performance levels. Performance-based cash incentive awards can range from a minimum of 0% to a maximum of 150% of the targeted award depending on the level of performance achieved. An individual must achieve at least the minimum performance level against individual performance objectives to be eligible for any portion of the performance-based cash incentive award.

Generally, the target level for corporate financial results is set in alignment with our annual operating plan. Payment of the awards under the performance incentive plan is based upon the achievement of such objectives for the current year. With respect to the corporate performance portion of the payment award, participants in the performance incentive plan receive:

•	No payment for the corporate financial objective portion of the performance incentive plan award unless we achieve the minimum corporate performance level.

•	A pro rata payment, less than 100% of the target award opportunity, for the corporate financial objective portion of the performance incentive plan award if we achieve or exceed the minimum corporate performance level but do not achieve the target corporate performance level.

•	A payment of 100% of the target award opportunity for the corporate financial objective portion of the performance incentive plan award if we achieve the target corporate performance level.

•	A pro rata payment of at least 100% but less than 150% of the target award opportunity for the corporate financial objective portion of the performance incentive plan award if we exceed the target corporate performance level but do not achieve the maximum corporate performance level.

•	A payment of 150% of the target award opportunity for the corporate financial objective portion of the performance incentive plan award if we achieve or exceed the maximum corporate performance level.

Upon completion of the fiscal year, the chief executive officer and chief financial officer review our performance against each pre-established corporate financial objective under the performance incentive plan, comparing the fiscal year results to the pre-determined minimum, target and maximum levels for each objective, and an overall percentage for the corporate financial objectives is calculated. The results of our financial performance are then provided to, and reviewed by, the board.

For fiscal year 2010, we achieved the following levels of performance for each of the pre-determined corporate financial objectives: product gross profit — 91%; service gross profit — 92%; and earnings per share — 90%. On April 5, 2010, the compensation committee reviewed our corporate performance against the established objectives. In addition, the compensation committee accepted the recommendation of our chief executive officer and our chief financial officer to consider certain additional elements when determining the final achievement performance level against the corporate objectives. Based on their recommendation, the compensation committee also considered: our overall performance during the economic downturn, our success increasing our presence in the wind energy industry and our January 2010 acquisition of United Scale & Engineering Corporation. Based on its consideration of these additional factors, the compensation committee approved an adjustment which had the effect of increasing, for all participants (including the named executive officers), the aggregate amount of the performance incentive plan payments by $230,000 and the aggregate amount of the employee profit sharing payments by $61,000.

With respect to the individual performance portion of the payment award, our chief executive officer evaluates each officer’s accomplishments relative to their individual objectives, calculates a performance rating and provides summaries of performance and the award amount to the compensation committee based on the performance incentive plan previously approved by the committee. Depending on the named executive officer’s position, individual performance goals for our named executive officers could include product segment gross margin, calibration sales, calibration units per direct labor hour, calibration quality measures and operating cash flow, as well as other objectives designed to improve our efficiency, profitability, quality, customer service or performance.

Following the compensation committee’s review of the achievement of corporate financial objectives and individual performance objectives for fiscal year 2010, the compensation committee awarded the following amounts of performance-based cash incentive compensation to each of our named executive officers: Mr. Hadeed — $105,000, Mr. Zimmer — $80,268, Mr. Hennessy — $62,821, Mr. Woychick — $64,402 and Mr. Stellrecht — $61,881. These incentive awards were earned based on performance during fiscal year 2010 and were paid on May 21, 2010. The amounts earned are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table on page 26.

Long-Term Equity Incentive Compensation

Long-term incentive compensation has historically been equity-based and is designed to align the interests of our named executive officers and other key employees with our long-term performance. Long-term incentive compensation also provides an opportunity for our named executive officers and certain designated key employees to increase their ownership in us through stock options and restricted stock awards, which align the interests of the recipients with the interests of our shareholders, as well as providing an employee-retention benefit.

The Transcat, Inc. 2003 Incentive Plan, as amended, which was approved by our shareholders, gives us the flexibility to design equity-based incentive compensation programs to promote achievement of corporate goals by key employees, encourage the growth of shareholder value and allow key employees to participate in our long-term growth and profitability.

The compensation committee annually evaluates the use of equity-based awards and intends to continue to use this type of award as an integral component of our overall executive compensation program. This evaluation also includes evaluating the mix and purpose of stock options, restricted stock and other equity-based awards. As with the other elements of total compensation, the long-term equity compensation levels of comparable companies are considered when determining appropriate long-term equity compensation levels for our named executive officers.

Past equity awards under the 2003 Incentive Plan have included stock options and restricted stock. Although we do not have an established policy regarding grants of stock option and restricted stock awards to named executive officers and other key employees, we have typically made such awards on an annual basis. On May 5, 2008, the compensation committee approved the use of performance-based restricted stock awards in place of stock options as a primary component of executive compensation. The compensation committee made this decision based on, among other things, their continued focus to grant performance-based equity compensation in a manner that is less dilutive.

On April 6, 2009, in lieu of stock options and time-based restricted stock awards, the compensation committee approved the grant of performance-based restricted stock awards to our executive officers, including our named executive officers, as follows: Mr. Hadeed — 33,506, Mr. Zimmer — 6,485 shares, Mr. Hennessy — 4,798, Mr. Woychick — 7,566 shares and Mr. Stellrecht — 7,144 shares. The number of restricted shares granted to each named executive officer is generally targeted to a specific dollar amount that is reviewed periodically. Therefore, as our share price increases the shares awarded will typically decrease. In addition, in granting these awards the compensation committee took into account each named executive officer’s progress towards achieving their respective stock ownership objective described below. The shares underlying the performance-based restricted stock awards will vest after three years based on our achievement of specific cumulative fully-diluted earnings per share objectives, which we refer to as EPS, over the eligible three-year period ending in fiscal year 2012. At such time, the holders of restricted stock will receive the following percentage of their respective restricted stock award if we meet certain pre-determined EPS thresholds:

•	Maximum cumulative EPS — 125%

•	Target cumulative EPS — 100%

•	Midpoint cumulative EPS — 75%

•	Minimum cumulative EPS — 50%

Performance at the minimum, midpoint and target levels must be achieved to earn that award level. Awards will be pro-rated in the event performance is above the target level but less than the maximum. Failure to achieve the minimum earnings per share will result in no shares awarded.

Previously, in May 2008, the compensation committee granted performance-based restricted stock awards to our named executive officers. Similar to the April 2009 awards, the May 2008 performance-based restricted stock awards also vested only upon the achievement of specific cumulative fully-diluted earnings per share objectives. It is not anticipated that there will be a payout of the performance-based awards issued in May 2008 due to the fact that our attainment of cumulative EPS objectives, as summarized below, has been heavily impacted by the economy.

Expected Performance
Grant Percentage of Target		Years Completed	Year Remaining

2008	0%	2	1
2009	75%	1	2

In addition to recommending the grant of long-term equity incentive awards to our other named executive officers, our chief executive officer may recommend to the compensation committee that an equity-based award be granted to newly-hired or promoted executives at any compensation committee meeting. During fiscal year 2010, our chief executive officer made one such recommendation upon the hiring of our vice president of human resources in December 2009.

On April 5, 2010, the compensation committee approved an option for those executive officers, including our named executive officers, who have achieved their stock ownership objective, to irrevocably elect, in advance of an award, to receive an equivalent award in cash utilizing the same metrics as the restricted stock award. One executive officer and none of the two eligible named executive officers made such an election for the April 5, 2010 awards.

In addition, on April 5, 2010, the compensation committee approved performance-based restricted stock awards to senior executives, including our named executive officers, as follows: Mr. Hadeed — 16,790 shares, Mr. Zimmer — 4,034 shares, Mr. Hennessy — 4,034 shares, Mr. Woychick — 3,529 shares and Mr. Stellrecht — 3,529 shares. The performance-based restricted stock awards will vest after three years subject to our achieving specific cumulative fully-diluted earnings per share objectives over the eligible three-year period ending in fiscal year 2013. In granting these awards, the compensation committee also took into account each named executive officer’s progress towards achieving the stock ownership objectives described below. Also on April 5, 2010, in recognition of his leadership during a particularly challenging year, the compensation committee awarded Mr. Hadeed a restricted stock award of 3,109 shares that vested immediately.

Retirement Benefits

We have established certain retirement benefits for our employees, including our named executive officers, which we and the compensation committee believe are consistent with our goals of enhancing long-term performance by our employees. The costs of retirement benefits described below for our named executive officers are included in the “All Other Compensation” column of the 2010 Summary Compensation Table on page 26.

The Long Term Savings and Deferred Profit Sharing Plan.  The Long Term Savings and Deferred Profit Sharing Plan is a tax-qualified defined contribution plan pursuant to which all U.S.-based employees, including our named executive officers, are eligible to participate if they meet certain qualifications. All employees are able to contribute the lesser of 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. All participant contributions to the plan are fully-vested immediately, and all company matching contributions vest at rate of 33.3% per year of qualifying service. The plan also contains a discretionary deferred profit sharing component that was not utilized in the last ten years, including fiscal year 2010.

Through March 2009, we matched 50% of the first 6% of pay that employees contributed to the plan. We suspended our matching contribution in March 2009. Effective March 28, 2010, we reinstated our matching contribution at the same level as was in effect prior to the suspension.

Non-Qualified Deferred Compensation.  We do not have any non-qualified defined contribution or other non-qualified deferred compensation plans.

Post-Retirement Health Plans.  All non-officer employees in the U.S. are eligible under certain conditions to participate in a post-retirement health benefit plan. Officers, including our named executive officers, our corporate controller and certain former officers, are eligible to participate in a post-retirement health benefit plan that includes dental and long-term care plans.

The post-retirement health benefit plan for officers is a group health plan that provides benefits to eligible retired officers and their spouses. There are three kinds of benefits provided under the plan: (1) long-term care insurance coverage; (2) medical and dental insurance coverage; and (3) medical and dental premium reimbursement benefits. Officers who retire from active employment with us on or after December 23, 2006 at age 55 or older with five or more years of continuous service and who do not work in any full-time employment (30 hours or more per week) after retirement are eligible to participate in the plan.

Under our post-retirement health benefit plan for officers, we provide long-term care insurance coverage for all eligible officers. An actively employed eligible officer may enroll the officer’s spouse in long-term care insurance coverage on the date the officer is first eligible for coverage. The long-term care insurance coverage benefit under this plan consists of our payment of the premium for the long-term care insurance coverage. Regardless of retirement, our payment for coverage continues for the ten-year period following commencement of long-term care insurance coverage, at which point the policy is designed to be fully paid up. The long-term care insurance coverage is provided under individual insurance policies owned by the officer and eligible spouse. Eligibility for coverage under a policy is subject to the discretion of the insurance carrier through which coverage is provided and we do not guarantee that any officer or eligible spouse will qualify for coverage. Currently, Mr. Hadeed and Mr. Stellrecht are the only named executive officers who qualify to participate in this plan.

Under our post-retirement health benefit plan for officers, we also provide subsidized medical and dental insurance coverage benefits for all eligible officers. Officers who meet such requirements may also enroll their spouse in coverage. Generally, subsidized medical and dental insurance coverage benefits begin when the officer retires after reaching age 60, and consist of contributions to the cost of coverage up to a maximum “capped” amount determined by us. Subsidized medical insurance coverage benefits terminate when the retired officer reaches age 65, at which point we provide limited premium reimbursement for medical insurance coverage, also up to a maximum “capped” amount. Depending on the terms of the plan, subsidized dental insurance coverage benefits may continue after the date that the retired officer reaches age 65.

Perquisites and Other Personal Benefits

We provide our named executive officers with perquisites and other personal benefits that both we and the compensation committee believe are reasonable and consistent with our overall compensation objectives and that better enable us to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. The costs for the personal benefits described below for our named executive officers are included in the “All Other Compensation” column of the 2010 Summary Compensation Table on page 26.

Automobile Allowance.  Currently, eight officers, including all of our named executive officers, are provided a monthly automobile allowance.

Club Membership Allowance.  We reimburse Mr. Hadeed for 100% of the cost of the membership dues related to a club of his choice. Mr. Hadeed’s club membership is maintained for business entertainment, but may be used for personal use. The entire amount has been included in the compensation disclosures that follow, although we believe that only a portion of this cost represents a perquisite.

Long-Term Disability Coverage

Our current supplemental long-term disability plan covers individuals up to a maximum gross salary of $215,000, which is significantly below Mr. Hadeed’s base salary. In order to provide Mr. Hadeed with the same benefit coverage as others, we would need to either raise the limit of the base salary covered (at a significant increase to the overall plan premiums) or provide a supplemental individual long-term disability plan for Mr. Hadeed for the difference between his base salary and the maximum salary recognized by the current plan. The compensation committee approved a supplemental individual plan for Mr. Hadeed that entitles him to a payment of $7,000 per month until he is approved by a medical doctor to return to work.

Stock Ownership Objectives

In order to more closely align the interests of our executive officers, including our named executive officers, with the interests of our shareholders, on May 5, 2008, the compensation committee established minimum stock ownership objectives that require our executive officers to work towards acquiring and maintaining specific levels of equity ownership interests in our common stock within a specified time frame.

A summary of our current stock ownership objectives for our named executive officers is as follows:

Chief executive officer	Common stock with a value equal to at least 2.50 times his annual base salary.
Other named executive officers	Common stock with a value equal to at least 1.50 times his annual base salary.

We expect our executive officers to be in compliance with their stock ownership objectives within five years of being named to an executive position and to make regular progress toward achieving their objectives. The compensation committee monitors the progress made by our named executive officers in achieving their objectives and has approved a potential reduction in cash incentive awards under our performance incentive plan should progress towards the achievement of the objectives not be evident.

Recoupment Policy for Incentive Compensation

We have a recoupment policy (sometimes referred to as a “clawback”) covering incentive compensation payments to any of our employees, including our named executive officers. The recoupment policy provides that, in appropriate circumstances, the board of directors will require reimbursement of any annual or long-term incentive payment to an employee where all of the following occur: (1) the payment was based in whole or in part on achieving certain financial results that were subsequently the subject of a restatement of our consolidated financial statements; (2) the board of directors determines that the employee engaged in intentional misconduct or fraud that caused or substantially contributed to the need for the financial statement restatement; and (3) no payment or a lower payment would have been made to the employee based on the restated financial results.

Taxation and Accounting Compensation Consideration

The Impact of Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation to certain officers that we may deduct as a business expense in any tax year unless, among other things, the compensation is performance-based and has been approved by shareholders. To qualify as performance-based compensation, the amount of compensation must depend on such officer’s performance against pre-determined performance goals established by a committee that consists solely of at least two “outside” directors who have never been employed by us or our subsidiaries. All members of the compensation committee qualify as outside directors under this definition.

Awards of stock options and restricted stock granted under our 2003 Incentive Plan constitute qualified performance-based compensation eligible for this exception. The compensation committee considers the applicability of Section 162(m) to our ongoing compensation arrangements, but believes it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility under Section 162(m) if, in the compensation committee’s judgment, it is in our best interest to do so.

Accounting for Stock-Based-Compensation.  The compensation committee also considers the accounting and cash flow implications of executive compensation. In our financial statements, we record salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the executive officers. Accounting regulations also require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees. The grant date fair value and accounting expense of equity awards to employees is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 — Compensation — Stock Compensation, which we refer to as FASB ASC Topic 718. However, the compensation committee believes that the advantages of equity compensation, as discussed elsewhere in this Compensation Discussion and Analysis, counterbalances the non-cash accounting expense associated with such equity compensation.

Compensation Committee Report2

The compensation committee, which is comprised entirely of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement in accordance with Item 402(b) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Based on such review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Alan H. Resnick, Chair
Nancy D. Hessler
Harvey J. Palmer
John T. Smith

 2 The material in this report is not “soliciting material,” is not deemed to be filed with the Securities and Exchange Commission and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

Risk Considerations in Our Compensation Program

Our board maintains active oversight of the material risks that we face through the process described under the heading entitled “The Board’s Role in Risk Oversight” on page 13. As part of that process, the compensation committee is charged with the management of risks arising from our compensation policies and practices. Consistent with new Securities and Exchange Commission disclosure requirements, the compensation committee conducted a review of our compensation programs to determine whether our compensation programs create risks that are reasonably likely to have a material adverse effect on our company.

This compensation risk assessment examined the compensation programs applicable to all of our employees, not just our named executive officers. This assessment included a review of the primary features of our compensation policies and practices and the process for determining employee compensation, as well as consideration of our risk mitigation policies and programs. Based on that review, the compensation committee believes that our compensation policies and programs, including our risk mitigation policies, such as our stock ownership requirements and our recoupment policy, are designed to achieve their goals within an acceptable risk profile, and do not create risks that are reasonably likely to have a material adverse effect on our company.

2010 Summary Compensation Table

The table below presents information regarding the compensation of our named executive officers for services rendered to us in all capacities during fiscal years 2008, 2009 and 2010.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary		Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	(1)	Bonus	(2)(3)	(2)(3)	(4)	(5)	Total

Charles P. Hadeed	2010	$285,000	—	$167,530	—	$105,000	$45,196	$602,726
President, Chief Executive	2009	282,308	—	135,000	—	—	39,897	457,205
Officer and Chief Operating Officer	2008	269,135	—	41,858	$603,378	95,054	76,804	1,086,229
John J. Zimmer	2010	179,442	—	32,425	—	80,268	20,761	312,896
Vice President of Finance and	2009	170,519	—	40,500	—	24,190	25,397	260,606
Chief Financial Officer	2008	165,288	—	26,163	154,611	55,504	42,662	444,228
John P. Hennessy	2010	179,249	—	23,990	—	62,821	18,960	285,020
Vice President of Sales and Marketing	2009	171,385	—	10,125	52,702	7,707	24,866	266,785
Jay F. Woychick	2010	164,692	$10,000	37,830	—	64,402	20,582	297,506
Vice President of Wind Energy	2009	159,489	—	35,438	—	10,054	27,104	232,085
Commercial Operations and Vendor Relations	2008	157,553	—	17,671	104,450	48,449	40,709	368,832
Rainer Stellrecht	2010	147,157	—	35,720	—	61,881	30,804	275,562
Vice President of Laboratory	2009	138,885	—	29,741	17,567	8,773	34,094	229,060
Operations	2008	125,218	—	—	81,968	36,708	30,546	274,440

(1)	The amounts shown in this column include cash compensation earned and paid during fiscal year 2010.

(2)	These amounts do not reflect the actual value realized by the recipient. The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted during each fiscal year, except that no estimates for forfeitures have been included. A discussion of the assumptions used to calculate grant date fair value are set forth in Note 1 (General — Stock-Based Compensation) and Note 7 (Stock-Based Compensation) to the Consolidated Financial Statements in our annual reports on Form 10-K for the fiscal years ended March 27, 2010, March 28, 2009 and March 29, 2008. For more information on these performance-based restricted stock awards, see “Long-Term Equity Incentive Compensation” in the Compensation Discussion and Analysis on page 21.

(3)	Information regarding awards of restricted stock and stock options to our named executive officers in fiscal year 2010 is shown in the 2010 Grants of Plan-Based Awards table on page 27. The 2010 Grants of Plan-Based Awards table also shows the aggregate grant date fair value of the restricted stock and stock options granted during fiscal year 2010 as determined in accordance with FASB ASC Topic 718.

(4)	The amounts shown in this column reflect payments made to our named executive officers on April 5, 2010 under our performance incentive plan for fiscal year 2010. For more information regarding our performance incentive plan, see “Performance-Based Incentive Plan” in the Compensation Discussion and Analysis on page 20.

(5)	The amounts shown in this column reflect amounts paid by us to or on behalf of each named executive officer as an automobile allowance, club membership allowance, company 401(k) matching contributions, health, dental and life insurance payments, and employee stock purchase plan deductions.

		Club			Employee Stock
	Automobile	Membership			Purchase Plan
	Allowance	Allowance	401(k) Match	Insurance	Deduction (a)

Charles P. Hadeed	$12,842	$4,300	$172	$27,556	$326
John J. Zimmer	9,692	—	110	10,179	780
John P. Hennessy	9,692	—	115	9,153	—
Jay F. Woychick	9,692	—	102	10,179	609
Rainer Stellrecht	9,692	—	91	18,891	2,130

(a)	The amounts shown in the “Employee Stock Purchase Plan Deduction” column reflect the discount available to all eligible employees, including our named executive officers, under the Transcat, Inc. Employees’ Stock Purchase Plan.

2010 Grants of Plan-Based Awards

The table below presents information regarding the grants of performance-based non-equity incentive compensation and restricted stock awards to our named executive officers during fiscal year 2010. There can be no assurance that the grant date fair values of awards described below will ever be realized by the named executive officers.

									Grant
									Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Value of
			Under Non-Equity Incentive			Under Equity Incentive Plan			Stock and
			Plan Awards (1)			Awards (2)			Option
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Type	Date	($)	($)	($)	(#)	(#)	(#)	($)(3)

Charles P. Hadeed	Incentive Cash Bonus	5/04/09	—	$156,750	$235,125
	Performance-Based	5/04/09				16,753	33,506	41,883	167,530
	Restricted Stock
John J. Zimmer	Incentive Cash Bonus	5/04/09	—	77,400	116,100
	Performance-Based	5/04/09				3,243	6,485	8,106	32,425
	Restricted Stock
John P. Hennessy	Incentive Cash Bonus	5/04/09	—	81,576	122,364
	Performance-Based	5/04/09				2,399	4,798	5,998	23,990
	Restricted Stock
Jay F. Woychick	Incentive Cash Bonus	5/04/09	—	72,900	109,350
	Performance-Based	5/04/09				3,783	7,566	9,458	37,830
	Restricted Stock
Rainer Stellrecht	Incentive Cash Bonus	5/04/09	—	64,800	97,200
	Performance-Based	5/04/09				3,572	7,144	8,930	35,720
	Restricted Stock

(1)	The amounts shown in these columns reflect the incentive cash compensation amounts that potentially could have been earned during fiscal year 2010 based upon the achievement of company and individual goals under our performance incentive plan. The actual cash awards earned in fiscal year 2010 were paid on May 21, 2010 and are reported in the “Non-Equity Incentive Plan Compensation” column in the 2010 Summary Compensation Table on page 26. For more information regarding our performance incentive plan, see “Performance-Based Incentive Plan” in the Compensation Discussion and Analysis on page 20.

(2)	These restricted stock awards are performance-based and will vest after three years subject to our achieving specific cumulative fully-diluted EPS objectives over the three-year period ending in fiscal year 2012. At such time, the holders of the restricted stock will receive the percentage of their restricted stock award that corresponds to the level of cumulative EPS achieved. For more information on performance-based restricted stock awards, see “Long-Term Equity Incentive Compensation” in the Compensation Discussion and Analysis on page 21.

(3)	The amounts shown in this column are equal to the aggregate grant date fair value of the restricted stock grants computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used to calculate the grant date fair value is set forth in Note 1 (General — Stock-Based Compensation) and Note 7 (Stock-Based Compensation) to the Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended March 27, 2010.

Annual Salaries and Payments under the Performance Incentive Plan as a Percent of Total Compensation

The table below presents the annual base salaries and payments under the performance incentive plan paid to each of our named executive officers as a percent of such named executive officer’s total compensation for fiscal year 2010:

Charles P. Hadeed	65%
John J. Zimmer	83%
John P. Hennessy	85%
Jay F. Woychick	77%
Rainer Stellrecht	76%

Outstanding Equity Awards at March 27, 2010

The table below presents information regarding the number of unexercised stock options and the number and value of unvested restricted stock awards held by our names executive officers as of March 27, 2010.

	Option Awards					Stock Awards
							Equity
						Equity	Incentive
						Incentive	Plan Awards:
						Plan Awards:	Market
						Number	or Payout
						of Unearned	Value of
	Number of	Number of				Shares,	Unearned
	Securities	Securities				Units or	Shares,
	Underlying	Underlying				Other	Units or Other
	Unexercised	Unexercised		Option	Option	Rights	Rights
	Options (#)	Options (#)		Exercise	Expiration	That Have	That Have
Name	Exercisable	Unexercisable		Price	Date	Not Vested (#)	Not Vested ($)

Charles P. Hadeed	20,000	—		$2.20	10/27/2013
	20,000	—		2.89	10/17/2014
	6,103	—		4.26	8/15/2015
	7,042	—		5.68	8/07/2016
	66,667	33,333	(1)	5.24	4/09/2017
	9,625	38,503	(2)	7.72	7/25/2017
						26,753 (6)	$191,016
John J. Zimmer	10,000	—		5.80	8/01/2016
	6,016	24,064	(2)	7.72	7/25/2017
						6,243 (6)	$44,575
John P. Hennessy	2,000	8,000	(3)	6.00	1/29/2018
	—	13,110	(4)	6.75	5/05/2018
						3,149 (6)	$22,484
Jay F. Woychick	10,000	—		2.20	10/27/2013
	10,000	—		2.89	10/17/2014
	4,476	—		4.26	8/15/2015
	3,474	—		5.68	8/07/2016
	4,064	16,257	(2)	7.72	7/25/2017
						6,408 (6)	$45,753
Rainer Stellrecht	1,000	—		2.20	10/27/2013
	2,535	—		4.26	8/15/2015
	1,958	—		5.68	8/7/2016
	3,965	1,982	(5)	7.72	7/25/2017
	2,000	8,000	(2)	7.72	7/25/2017
	—	4,370	(4)	6.75	5/05/2018
						5,775 (6)	$41,234

(1)	This option vests in April 2010.

(2)	This option vested 20% in July 2009, and vests 20% in July 2010 and 60% in July 2011.

(3)	This option vested 20% in January 2010, and vests 20% in January 2011 and 60% in January 2012.

(4)	This option vests 20% in May 2010, 20% in May 2011 and 60% in May 2012.

(5)	This option vests in July 2010.

(6)	These restricted stock awards are performance-based and will vest after three years subject to our achieving specific cumulative fully-diluted EPS objectives over the three-year period ending in fiscal year 2011 and fiscal year 2012, respectively. At such time, the holders of the restricted stock will receive the percentage of their restricted stock award that corresponds to the level of cumulative EPS achieved. For more information on performance-based restricted stock awards, see “Long-Term Equity Incentive Compensation” in the Compensation Discussion and Analysis on page 21.

2010 Option Exercises and Stock Vested

Our named executive officers did not exercise any stock options during fiscal year 2010. In addition, no shares of restricted stock held by our named executive officers vested during fiscal year 2010.

Change-in-Control Arrangements

We are a party to a change of control severance agreement, as amended, with Mr. Hadeed. This agreement is designed to promote Mr. Hadeed’s continuity with us.

A change of control occurs under Mr. Hadeed’s change of control severance agreement upon the occurrence of any of the following events: (i) any person or group acquires more than fifty percent of the total fair market value or total voting power of our outstanding common stock; (ii) any person or group acquires more than thirty-five percent of the total voting power of our outstanding common stock during a 12-month period; (iii) a majority of our directors are replaced during a 12-month period by directors that are not endorsed by the board of directors; or (iv) any person or group acquires forty percent or more of our total assets during a 12-month period.

Pursuant to this agreement, if a change in control of the company occurs and Mr. Hadeed’s employment is terminated for any reason (other than voluntary resignation, death, disability, or retirement, or termination by the company for certain reasons) during the period beginning with the agreement for or announcement of a proposed change in control and ending 24 months following the change in control, we would be required to continue to pay him his full salary and bonus and continue his benefits for a period of 24 months following the date of termination of employment, and all stock grants, stock options and similar arrangements would immediately vest.

Assuming Mr. Hadeed’s employment was terminated on a change in control as of March 27, 2010, he would be entitled to receive:

•	his annual base salary of $285,000 for 24 months;

•	his target annual bonus of $156,750 for 24 months;

•	the value of his annual benefits and allowances in the amount of $45,000 for 24 months;

•	the value of his unvested performance-based restricted stock award in the amount of $382,033, that being the target value based on the closing price of our common stock on March 27, 2010;

•	the income tax gross-up on his unvested performance-based restricted stock award in the amount of $267,423; and

•	the value of all unvested options, which would vest immediately. The difference between the exercise price of each of Mr. Hadeed’s unvested options and the closing price of our common stock as of March 27, 2010 is $512,902.

In the aggregate, Mr. Hadeed would receive $1,207,358 under his change of control severance agreement over a two year period assuming he was terminated on March 27, 2010.

In addition, upon a change in control of the company, each of our other named executive officers would be entitled to immediate vesting of all unvested stock options and performance-based restricted stock.

Director Compensation

Cash Compensation

Each of our non-employee directors receives an annual cash retainer of $10,000 per year, $1,500 for attendance at each board meeting, and $500 for attendance at each committee meeting on which the director serves. Our chairman of the board, lead director and each of our directors who serve as the chairman of a board committee receive additional fees for such service. For fiscal year 2010, the chairman of the board received an additional $20,000, the lead director received an additional $10,000, the chairman of the audit committee received an additional $5,000 and the chairman of the compensation committee and the corporate governance and nominating each received an additional $2,500. Once our board of directors determines that our chairman of the board is independent pursuant to the independence standards of the Nasdaq Stock Market, the lead direction position will be eliminated and the chairman will receive an additional $30,000 for a total annual retainer of $40,000.

Mr. Bradley is also reimbursed for travel expenses for board and committee meetings he attends in person. During fiscal year 2010, the aggregate amount of such reimbursements received by Mr. Bradley was $5,283.

Equity Compensation

All warrants authorized for issuance under the Amended and Restated Directors’ Warrant Plan have been granted. Outstanding warrants continue to vest and are exercisable in accordance with the terms of the plan.

In August 2006, our shareholders approved an amendment to the 2003 Incentive Plan permitting directors to participate in this plan.

Each of our non-employee directors is paid an annual cash payment of $13,200 in lieu of an annual stock option award at the board meeting following our annual meeting of shareholders. In addition, newly-elected non-employee directors are eligible to receive an initial five-year stock option grant of 10,000 shares of common stock pursuant to the 2003 Incentive Plan that will vest immediately; however, 2,000 shares will expire each year if unexercised.

Stock Ownership Objectives

In order to more closely align the interests of our directors with the interests of our shareholders, on May 5, 2008, the compensation committee established minimum stock ownership objectives that require our directors to work towards acquiring and maintaining specific levels of equity ownership interests in our common stock within a specified time frame. The stock ownership objective for directors is common stock valued at 2.5 times their annual cash retainer.

We expect our directors to be in compliance with the stock ownership objectives within five years of the adoption of the objectives or for those individuals who subsequently become directors, from the date they are elected to the board. The compensation committee monitors the progress made by directors in achieving their stock ownership objectives.

2010 Director Summary Compensation Table

The table below presents information regarding the compensation paid to our non-employee directors for their service during fiscal year 2010.

	Fees
	Earned or
	Paid	All Other
Name	in Cash (1)	Compensation		Total (2)

Francis R. Bradley	$32,700	$5,283	(3)	$37,983
Richard J. Harrison	37,700	—		37,700
Nancy D. Hessler	31,700	—		31,700
Paul D. Moore	32,700	—		32,700
Harvey J. Palmer	33,700	—		33,700
Alan H. Resnick	34,700	—		34,700
Carl E. Sassano	50,700	7,082	(4)	57,782
John T. Smith	40,700	—		40,700

(1)	These amounts include all fees earned by the directors during fiscal year 2010, including their annual retainer and all committee and board meeting fees.

(2)	The table below presents the aggregate number of outstanding stock options and warrants (both vested and unvested) for each of our non-employee directors as of March 27, 2010:

	Stock Option
	Awards	Warrants

Francis R. Bradley	4,000	6,400
Richard J. Harrison	4,000	2,400
Nancy D. Hessler	4,000	6,400
Paul D. Moore	4,000	6,400
Harvey J. Palmer	4,000	6,400
Alan H. Resnick	4,000	6,400
Carl E. Sassano	79,858	—
John T. Smith	4,000	6,400

(3)	Mr. Bradley is reimbursed for travel expenses for board and committee meetings he attends in person.

(4)	Mr. Sassano served as our executive chairman of the board until May 2008. We had an arrangement with Mr. Sassano pursuant to which he provided consulting services to us through February 2010 for $700 per month. As a retired officer, he also participates in the post-retirement health benefit plan for officers. For more information on this plan, see Post-Retirement Health Plans on page 23.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows certain information, as of July 19, 2010, regarding the only person known to us to be the record or beneficial owner of more than 5% of our common stock.

	Number of Shares	Percent
Name and Address	of Common Stock	of
of Beneficial Owner	Beneficially Owned	Class

Brown Advisory Holdings Incorporated 901 South Bond Street, Suite 400 Baltimore, MD 21231 (1)	4,067,194	55.8%

(1)	This information as to the beneficial ownership of shares of the company’s common stock is based on Amendment No. 11 to Schedule 13G dated as of December 31, 2009 filed jointly with the Securities and Exchange Commission by Brown Advisory Holdings Incorporated, in its capacity as a parent holding company and NSB Advisors LLC, an Investment Advisor registered under section 203 of the Investment Advisers Act of 1940, and is based on 7,292,169 shares issued and outstanding. All of the shares shown are owned by clients of NSB Advisors LLC. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. Brown Advisory Holdings Incorporated reports shared dispositive power with respect to all 4,067,194 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The table below shows certain information regarding shares of our common stock held by (1) each of our directors; (2) each of our named executive officers, as defined on page 16; and (3) all of our directors and executive officers as a group.

	Number of Shares	Percent
	of Common Stock	of
Name of Beneficial Owner	Beneficially Owned (1)	Class (1)

Directors
Francis R. Bradley (2)	35,048	—
Charles P. Hadeed (3)	266,756	3.6
Richard J. Harrison (4)	26,400	—
Nancy D. Hessler (5)	39,104	—
Paul D. Moore (5)	49,198	—
Harvey J. Palmer (5)	86,113	1.2
Alan H. Resnick (5)	20,400	—
Carl E. Sassano (6)	234,683	3.2
John T. Smith (7)	36,016	—
Named Executive Officers
John P. Hennessy (8)	9,125	—
Rainer Stellrecht (9)	36,236	—
Jay F. Woychick (10)	78,486	1.1
John J. Zimmer (11)	37,735	—
All directors and executive officers as a group (16 persons) (12)	1,125,211	14.7

(1)	As reported by such persons as of July 19, 2010, with percentages based on 7,292,169 shares issued and outstanding except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which would increase the number of shares owned by such person and the number of shares outstanding. Under the rules of the Securities and Exchange Commission, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options or warrants. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options” or “presently exercisable warrants.” Unless otherwise indicated in the other footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to the all of the shares shown as owned by the shareholder. We have omitted percentages of less than 1% from the table.

(2)	The amount shown includes (i) presently exercisable warrants to purchase 6,400 shares; (ii) a presently exercisable option to purchase 4,000 shares; and (iii) 663 shares previously awarded under our Amended and Restated Directors’ Stock Plan but deferred. All of these deferred shares will be issued to Mr. Bradley at such time and in accordance with the terms of his prior election.

(3)	Mr. Hadeed, who is listed in the table under “Directors,” is also a named executive officer. The amount shown includes presently exercisable options to purchase 172,397 shares and excludes performance-based restricted stock awards of 20,000 shares, 33,506 shares and 16,790 shares, respectively.

(4)	The amount shown includes (i) a presently exercisable warrant to purchase 2,400 shares; and (ii) a presently exercisable option to purchase 4,000 shares.

(5)	The amount shown includes (i) presently exercisable warrants to purchase 6,400 shares; and (ii) a presently exercisable option to purchase 4,000 shares.

(6)	The amount shown includes presently exercisable options to purchase 43,762 shares.

(7)	The amount shown includes (i) 12,150 shares held jointly by Mr. Smith and his wife; (ii) presently exercisable warrants to purchase 6,400 shares; and (iii) a presently exercisable option to purchase 4,000 shares.

(8)	The amount shown includes presently exercisable options to purchase 4,622 shares and excludes performance-based restricted stock awards of 1,500 shares, 4,798 shares and 4,034 shares, respectively.

(9)	The amount shown includes presently exercisable options to purchase 16,314 shares and excludes performance-based restricted stock awards of 4,406 shares, 7,144 shares and 3,529 shares, respectively.

(10)	The amount shown includes presently exercisable options to purchase 36,078 shares and excludes performance-based restricted stock awards of 5,250 shares, 7,566 shares and 3,529 shares, respectively.

(11)	The amount shown includes presently exercisable options to purchase 22,032 shares and excludes performance-based restricted stock awards of 6,000 shares, 6,485 shares and 4,034 shares, respectively.

(12)	The amount shown includes presently exercisable options and warrants to purchase 374,992 shares and 663 shares previously awarded under our Amended and Restated Directors’ Stock Plan but deferred.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and greater-than-10% shareholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership regarding their holdings in company securities. For purposes of Section 16(a), our “officers” are Mr. Hadeed, Mr. Zimmer and Mr. Hennessy.

During fiscal year 2010, all of our directors and officers complied in a timely manner with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Mr. Zimmer who filed one late report disclosing eight transactions. In making this statement, we have relied on the written representations of our directors and officers, and copies of the reports that they have filed with the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Our board of directors has adopted a written policy for transactions with related persons. Pursuant to the policy, the audit committee reviews and, when appropriate, approves any relationships or transactions in which the company and our directors and executive officers or their immediate family members are participants. Existing related party transactions, if any, are reviewed at least annually by the audit committee. Any director with an interest in a related party transaction is expected to recuse him or herself from any consideration of the matter.

During its review of such relationships and transactions, the audit committee considers (1) the nature of the related person’s interest in the transaction; (2) the material terms of the transaction, including the amount and type of transaction; (3) the importance of the transaction to the related person and to the company; (4) whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and (5) any other matters the committee deems appropriate.

In addition, to the extent that the transaction involves an independent director, consideration is also given, as applicable, to the listing standards of the Nasdaq Stock Market and other relevant rules related to independence.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Proposals Submitted for Inclusion in Our Proxy Materials

We will include in our proxy materials for the 2011 annual meeting of shareholders, shareholder proposals that comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Among other things, Rule 14a-8 requires that we receive such proposals no later than 120 days prior to the one-year anniversary of this proxy statement. Thus, for the 2011 annual meeting of shareholders, we must receive shareholder proposals submitted for inclusion in our proxy materials no later than March 25, 2011. We will not include in our proxy materials shareholder proposals received after this date. Shareholder proposals submitted for inclusion in our proxy materials should be mailed to the following address: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary.

Proposals Not Submitted for Inclusion in Our Proxy Materials

Shareholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, as described above, may be brought before the 2011 annual meeting of shareholders in accordance with Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. Pursuant to Rule 14a-4(c), we must receive such proposals no later than 45 days prior to the one-year anniversary of this proxy statement. Thus, for the 2011 annual meeting of shareholders, we must receive shareholder proposals that are not submitted for inclusion in our proxy materials no later than June 8, 2011. In accordance with Rules 14a-4(c) and 14a-8, we will not permit shareholder proposals that do not comply with the foregoing notice requirement to be brought before the 2011 annual meeting of shareholders. Shareholder proposals that are not submitted for inclusion in our proxy statement should be mailed to the following address: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Charles P. Hadeed
President, Chief Executive Officer
and Chief Operating Officer

Rochester, New York
July 23, 2010

TRANSCAT, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	01 – Charles P. Hadeed	02 – Nancy D. Hessler	03 – Paul D. Moore	+

	☐	Mark here to vote FOR all nominees
	☐	Mark here to WITHHOLD AUTHORITY to vote from all nominees
			01	02	03
	☐	For All EXCEPT – To withhold authority to vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐
			For	Against	Abstain
2.	Proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 26, 2011.		☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date and sign name exactly as it appears on this proxy. Executors, administrators, trustees, etc. should so indicate when signing. If the shareholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation, indicating his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	+

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 14, 2010.
The proxy statement and annual report to security holders are available at www.envisionreports.com/TRNS.
For directions on how to attend the annual meeting and vote in person, see the “Revocability of Proxies” and “Voting; Cumulative Voting” sections of the proxy statement that accompanies this proxy card.
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TRANSCAT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS
The undersigned appoints CARL E. SASSANO and CHARLES P. HADEED, and each of them, as proxies for the undersigned, with full power of substitution, to vote all shares of the common stock of TRANSCAT, INC. owned by the undersigned at the annual meeting of shareholders to be held at our corporate headquarters, which are located at 35 Vantage Point Drive, Rochester, New York 14624, on Tuesday, September 14, 2010 at 12:00 noon, local time, and at any adjournments of such annual meeting, reserving to such proxies the right to vote such shares cumulatively to elect the maximum number of director nominees, as stated on the reverse side.
•	This proxy will be voted as specified by you, and it revokes any prior proxy given by you.

•
Unless you withhold authority to vote for one or more of the nominees according to the instructions on the reverse side of this proxy, your signed proxy will be voted FOR the election of the three nominees for directors listed on the reverse side of this proxy and described in the accompanying proxy statement.

•	Unless you specify otherwise, your signed proxy will be voted FOR the other proposal listed on the reverse side of this proxy and described in the accompanying proxy statement.

•	You acknowledge receipt with this proxy of a copy of the notice of annual meeting and proxy statement dated July 23, 2010, describing more fully the proposals listed in this proxy.
(Continued and to be signed, on reverse side)